Exhibit 10.68

CONFIDENTIAL

February 1, 2012

Mr. Hugo Dorph

[Address]

[City, State, Zip Code]

Re:	Separation Agreement and Release

Dear Hugo:

This is to confirm our agreement with respect to the end of your employment relationship with Deltek, Inc. (together with Deltek Denmark (as defined below) and its other subsidiaries, “Deltek” or the “Company”). This Separation Agreement and Release Letter (“Separation and Release”) explains in detail both your rights and obligations and those of Deltek in connection with the end of your employment relationship with the Company.

Employment Separation

Deltek Danmark A/S (formerly Maconomy A/S, and referred to in this Separation Agreement as “Deltek Denmark”) and you entered into a service agreement, dated April 26, 2005, pursuant to which you were employed by Deltek Denmark (together with the Addendum (as defined below), the “Service Agreement”). A copy of the Service Agreement is attached as Attachment 1.

On February 24, 2010, Deltek Denmark and you entered into an addendum to the Service Agreement (the “Addendum”). A copy of the Addendum is attached as Attachment 2.

In addition, Deltek, Inc. and you entered into an Executive Secondment Letter, dated December 17, 2010, which confirmed the terms of your secondment to Deltek, Inc. for the period beginning on December 1, 2010 and ending on December 31, 2012 (the “Secondment Letter”). A copy of the Secondment Letter is attached as Attachment 3.

You and Deltek (including Deltek Denmark) mutually agree that the Service Agreement is terminated effective as of the date of this Separation and Release. By signing this Separation and Release, each party agrees, subject to the other party’s agreements in, and compliance with, this Separation and Release, to waive any and all rights or entitlements to the benefits set forth in the Service Agreement, including, without limitation, any and all rights or entitlements regarding notice and requirements in connection with the termination of employment under the Service Agreement, except for the provisions of Section 1.6 of the Service Agreement relating to the non-solicitation of customers, which shall remain in effect for a period of one year from May 1, 2012.

Separation Agreement and Release

February 1, 2012

You and Deltek also mutually agree that your secondment will continue through June 15, 2012 (the “Secondment End Date”) and shall not be terminated solely as a result of the termination of the Service Agreement as described in the paragraph above. Until the Secondment End Date, you will continue to be a Deltek employee; however, you are on “garden leave,” so you have no work responsibilities except to the extent that we contact you with a specific request to assist Deltek on a particular matter. You will continue to be compensated as provided under the terms of the Secondment Letter through the Secondment End Date. Your EICP cash bonus for the first quarter of 2012 shall be calculated based on the Company’s actual performance for the first quarter of 2012 and assuming that your personal performance is at 100%. In addition, you shall be paid all of the expatriate allowances described in the Secondment Letter through the Secondment End Date, including, but not limited to, allowances related to housing, utilities, transportation, mobile phone expenses, tax preparation, and dependent education. You also will be reimbursed for any accrued and untaken vacation pay as of the Secondment End Date, less applicable withholding taxes required by law. Further, you will be entitled to the repatriation costs specified in Section IV(C) of the Secondment Letter, which costs may be incurred prior to or following the Secondment End Date.

As described in the Secondment Letter, Deltek will reimburse you for any reasonable expenses related to tax preparation fees for your personal income tax returns to be filed in the United States and Denmark for the years 2011 and 2012.

You and Deltek further mutually agree that your employment with Deltek will end effective on the Secondment End Date. Thereafter, you will no longer be an employee of Deltek and you may obtain employment with another employer at any time following the Secondment End Date, provided that such employment does not violate the terms of the Employee Agreement (as defined below). You and Deltek also mutually agree that upon execution of this Separation and Release, Deltek will promptly take the necessary corporate steps to remove you as an officer, a member of a board of directors or a member of any other management board of the Company and its subsidiaries.

In consideration of your timely execution and compliance with the terms of the Separation and Release, the Waiver and Release of Claims attached as Attachment 4 to this Agreement (the “Waiver and Release”), and the Confidential Information, Intellectual Property, and Non-Competition Agreement attached as Attachment 5 to this Separation and Release (the “Employee Agreement”), you will receive the following:

(a)	a lump sum payment in the amount of $592,000, such amount to be paid on the Secondment End Date;

(b)	a lump sum payment in an amount equal to the greater of (i) the fair market value of 20,000 shares of the Company’s common stock on the date of this Separation and Release or (ii) the fair market value of 20,000 shares of the Company’s common stock on April 30, 2012, such amount to be paid on the Secondment End Date; and

Separation Agreement and Release

February 1, 2012

(c)	the Company Release (described below).

Company Released Claims

Upon the effectiveness of this Separation and Release, the Company releases you (the “Company Release”) and forever discharges you of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature, in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise, and whether now known, unknown, suspected or unsuspected, which the Company now has, owns or holds, or has at any time prior to the date of this Separation and Release had, owned or held, against you arising out of or in connection with your service as an employee, officer and/or director of the Company, its subsidiaries and predecessors, excepting only:

(a)	claims relating to the commission of fraud during the term of your employment;

(b)	claims relating to the misappropriation of confidential information of the Company during the term of your employment; and

(c)	rights or claims arising under this Separation and Release or the Employee Agreement.

Employee Released Claims

In consideration of the foregoing, you and Deltek, by signing below, further agree to the Waiver and Release, and you agree to execute the Waiver and Release as of the date of this Separation and Release.

Enforcement of this Separation and Release

Any proceeding arising out of or relating to this Separation and Release shall be brought in the courts of the Commonwealth of Virginia, Fairfax County, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Virginia, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Separation and Release in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained for agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any proceeding referred to in this paragraph may be served on any party anywhere in the world.

Separation Agreement and Release

February 1, 2012

EACH PARTY WAIVES ANY RIGHT TO A TRIAL JURY, TO THE EXTENT LAWFUL, AND AGREES THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR LITIGATION WHATSOEVER BETWEEN THEM RELATING TO THIS SEPARATION AND RELEASE OR ANY MATTER CONTEMPLATED BY THIS SEPARATION AND RELEASE.

The preceding paragraph notwithstanding, the parties also agree that if any suit, affirmative defense, or counterclaim is brought to enforce the provisions of this Separation and Release, with the exception of a claim brought by you as to the validity of this Separation and Release under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.

Miscellaneous

You agree to promptly return any Deltek property in your possession to me.

Deltek will provide you with a benefits packet containing information on your COBRA rights and conversion to a direct pay plan following the Secondment End Date. Please call Holly Kortright, Senior Vice President, Human Resources, if you have any questions about COBRA conversion. Additionally, please keep Human Resources informed of any address changes in case Deltek needs to mail correspondence to your attention.

You acknowledge and agree that any unvested restricted stock granted or awarded to you by Deltek will cease vesting on the Secondment End Date and will be forfeited. Any vested restricted stock may be sold at any time after the Secondment End Date, and there are no time restrictions on the sale of such stock.

You further agree to refrain from making any disparaging or derogatory remarks regarding Deltek, its products, its services or its employees. Deltek agrees to refrain from making any disparaging or derogatory remarks about you.

This Separation and Release constitutes the entire agreement between you and Deltek with respect to any matters referred to in this Separation and Release. This Separation and Release supersedes any and all of the other agreements between you and Deltek. No other consideration, agreements, representations, oral statements, understandings or course of conduct that is not expressly set forth in this Separation and Release shall be implied or is binding. By signing below, you acknowledge that you understand and agree that this Separation and Release shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either you or Deltek. You also agree that if any provision of this Separation and Release is deemed invalid, the remaining provisions will still be given full force and effect. You agree that, notwithstanding the choice of law provisions in the Service Agreement and Secondment Letter, the terms and conditions of this Separation and Release will be interpreted and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the conflict of law principles of the Commonwealth of Virginia.

Separation Agreement and Release

February 1, 2012

Prior to the execution of this Separation and Release, you have apprised yourself of sufficient relevant information in order that you might intelligently exercise your own judgment. Deltek has informed you in writing to consult an attorney before signing this Separation and Release, if you wish. You have informed Deltek that you have, in fact, consulted with an attorney before signing this Separation and Release. Deltek has also given you at least 21 days in which to consider this Separation and Release, if you wish. You also understand that for a period of seven (7) days after you sign this Separation and Release, you may revoke this Separation and Release, and that the Separation and Release shall not become effective until seven (7) days from the date of your signature.

You acknowledge that you have read this Separation and Release and understand all of its terms. You further acknowledge and agree that this Separation and Release is executed voluntarily and with full knowledge of its legal significance.

You expressly agree that this Separation and Release becomes effective upon your timely signing of this Separation and Release. You further expressly agree to re-execute this Separation and Release and the Waiver and Release on the Secondment End Date, and you acknowledge that Deltek’s obligations under this Separation and Release shall be contingent on your re-execution of this Separation and Release and the Waiver and Release.

Finally, you agree that you will not disclose voluntarily or allow anyone else to disclose the existence, reason for or contents of this Separation and Release without Deltek’s prior written consent. Notwithstanding this provision, you are authorized to disclose this Separation and Release to your spouse, attorneys and tax advisors on a “need to know” basis, on the condition that they agree to hold the terms of the Separation and Release in strictest confidence. You are further authorized to make appropriate disclosures as required by law, provided that you notify Deltek in writing of such legal obligations to disclose at least five (5) business days in advance of disclosure. You further acknowledge that Deltek may disclose the existence, reason for or contents of this Separation and Release (i) on a confidential basis to its directors, officers, employees, advisors and agents who need to know such information for purposes of advising, directing or managing Deltek or (ii) if it is required to do so by law, including, but not limited to, the Federal securities laws.

Sincerely yours,

Deltek, Inc.

By:	/s/ David Schwiesow	Dated:	February 1, 2012
David Schwiesow Senior Vice President and General Counsel

Separation Agreement and Release

February 1, 2012

Acceptance of Termination of the Service

Agreement:

Deltek Danmark A/S

By:	/s/ David Schwiesow	Dated:	February 1, 2012
David Schwiesow Chairman

Acceptance of Separation and Release

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THE SEPARATION AND RELEASE IN EXCHANGE FOR THE BENEFITS AND CONSIDERATIONS PROVIDED IN THE SEPARATION AND RELEASE.

/s/ Hugo Dorph
Hugo Dorph	Dated:	2/1/2012